Exhibit 99.1

Kips Bay Medical Provides FDA Update and Reports First

Quarter 2013 Results

Minneapolis, MN, May 9, 2013 (BUSINESS WIRE)—Kips Bay Medical, Inc. (NASDAQ: KIPS) today provides an FDA update and announced financial results for its first quarter ended March 30, 2013.

FDA Update

Enrollments continue at a modest pace in the Kips Bay eMESH I clinical feasibility trial.  As of May 1, 2013, the number of sites actively recruiting patients, in Europe and the United States, has increased to seven.  An additional three sites have received their required internal clinical approvals and the Company is currently in the process of finalizing clinical study contracts with these sites, which is the last step in the process prior to enrolling patients.  The Company expects to use the data from this study as the basis for the filing of a request for an Investigational Device Exemption (“IDE”) to perform a pivotal trial in the United States and Europe.

In April 2013, the Mayo Clinic performed its first implant of an eSVS Mesh at its facility in Rochester, Minnesota.  The Mayo Clinic is the second site in the United States to begin implanting the eSVS® Mesh in the eMESH I clinical feasibility trial.

The eMESH I clinical feasibility trial is a multi-center, randomized study of external saphenous vein graft (“SVG”) support using the Company’s eSVS Mesh in CABG Surgery. The objective of this trial is to demonstrate the initial safety and performance of the Company’s eSVS Mesh for use as an external SVG support device during coronary artery bypass procedures. The primary safety endpoint is the rate of major adverse cardiac events (“MACE”) occurring within 30 days of the procedure. The eSVS Mesh performance will be evaluated based upon the angiographic patency rate of the enrolled grafts, where patency is defined as less than 50% stenosis, or blockage, of the SVG at six months after surgery.

Financial Results

Net sales in the first quarter of 2013 were $36,000, down from $53,000 in the first quarter of 2012. Gross profit was $20,000 and $29,000 in the first quarters of 2013 and 2012, respectively.  Net loss in the first quarter of 2013 was $1.5 million, or $0.05 per diluted share, compared to our net loss of $1.3 million, or $0.08 per diluted share, in the first quarter of 2012.  During the first quarter of 2013, our gross margin increased to 55.6% from 54.7% in the first quarter of 2012.  The need for clinical data to support increased usage and favorable reimbursement decisions continues to impact the Company’s ability to generate sales.  The decrease in net sales during the first quarter of 2013 reflects the impact of continued budget pressures on hospitals in most European countries.

Balance Sheet and Cash Flow

Cash, cash equivalents and short-term investments decreased to $8.9 million at March 30, 2013 from $10.4 million at December 31, 2012. Total current assets decreased to $10.1 million at

March 30, 2013, from $11.4 million at December 31, 2012. These decreases were driven primarily by the use of cash to fund operations during the quarter.

Current liabilities decreased from $788,000 as of December 31, 2012 to $469,000 as of March 30, 2013. This decrease is attributable primarily to the payment during the first quarter of costs accrued at year end related to our December 2012 public offering and in part to normal variations in the timing of the receipt and payment of vendor invoices at the end of the fiscal period.

Cash used in operations increased from $1.2 million in the first quarter of 2012 to $1.7 million in the first quarter of 2013. This increase in cash used in operations reflects both an increase in the Company’s net loss in the first quarter of 2013 and the payment of costs accrued at year end related to our December 2012 public offering

Looking Ahead

Sales, general and administrative expenses will remain at or near current levels as the Company continues to pursue its sales and marketing activities.  Research and development expenses are expected to increase slightly as the Company’s clinical study related activities increase.  The Company’s ability to maintain and improve margins is dependent upon the pricing the Company is able to negotiate with its distributors.

About Kips Bay Medical

The eSVS Mesh is a highly flexible, semi-compliant, kink-resistant, tubular-shaped device, knitted from nitinol (nickel/titanium) wire. The eSVS Mesh is designed to be fitted like a sleeve on the outside of saphenous vein grafts (“SVG”) to strengthen SVGs used in coronary artery bypass graft (“CABG”) surgery.  By strengthening the SVG and preventing expansion of the vein graft, the Company hopes to reduce or prevent the resulting injury which can lead to SVG failure and potentially costly and complicated re-interventions for patients undergoing CABG surgery.

Kips Bay originally acquired the eSVS Mesh technology from Medtronic, Inc. in 2007.  Kips Bay received CE Mark approval in May 2010 and began marketing and commenced shipments of the eSVS Mesh in select European markets in June 2010 and in the United Arab Emirates in October 2010. Since the receipt of its CE Mark, Kips Bay estimates that there have been in excess of 450 implants of the eSVS Mesh.

Safe Harbor

Certain statements in this news release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and are provided under the protection of the safe harbor for forward-looking statements provided by that Act. For example, statements in this press release regarding (i) the benefits of our eSVS mesh in reducing or preventing injury to an SVG; (ii) the number of patients expected to be enrolled in the eMESH I trial ; (iii) expectations with regard to the FDA review and approval process for the Company’s eMESH I trial; (iv) expectations regarding sales, general and administrative expenses, research and development expenses and margins; (v) the ability to negotiate prices with distributors and meet future production levels in order to maintain and improve margins; and (vi) satisfying the FDA’s requirements and moving forward with the regulatory approval process in the U.S. are examples of forward-looking statements. Forward-looking statements involve risks and uncertainties which could cause results to differ materially from those projected, including but not limited to, the potential for the FDA’s refusal to grant, or delays in granting, IDE approvals; lack of growth, or declines, in CABG procedures; unanticipated negative results in clinical trials and other factors detailed from time to time in our SEC filings, including our most recent annual report on Form 10-K filed on March 28, 2013 and subsequent periodic reports. We encourage you to consider all of these risks, uncertainties and other factors carefully in evaluating the forward-looking statements contained in this release. The forward-looking statements made in this release are made only as of the date of this release, and we undertake no obligation to update them to reflect subsequent events or circumstances.

Contact:

Kips Bay Medical, Inc.

Manny Villafaña, Chairman and Chief Executive Officer, +1-763-235-3540

Email: Manny.Villafana@KipsBayMedical.com

or

Scott Kellen, Chief Operating Officer and Chief Financial Officer,  +1-763-235-3540

Email:  Scott.Kellen@KipsBayMedical.com

Kips Bay Medical, Inc.

Statements of Comprehensive Income (unaudited)

(Dollars in thousands, except share and per share amounts)

	Three Months Ended
	March 30, 2013	March 31, 2012

Net sales	$36	$53
Cost of sales	(16)	(24)
Gross profit	20	29
Operating expenses:
Research and development	705	483
Selling, general and administrative	774	822
Total operating expenses	(1,479)	(1,305)
Other income:
Interest income	3	5
Net loss	$(1,456)	$(1,271)
Basic and diluted net loss per share	$(0.05)	$(0.08)
Weighted average shares outstanding — basic and diluted	26,746,243	16,245,579

Comprehensive loss	$(1,457)	$(1,270)

Kips Bay Medical, Inc.

Balance Sheets (unaudited)

(Dollars in thousands, except share and per share amounts)

	March 30, 2013	December 31, 2012
ASSETS
Current assets:
Cash and cash equivalents	$4,416	$9,403
Short-term investments	4,459	947
Accounts receivable	44	31
Inventories	887	915
Prepaid expenses and other current assets	284	103
Total current assets	10,090	11,399
Property and equipment, net	447	457
Total assets	$10,537	$11,856

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$196	$333
Accrued liabilities	273	455
Total current liabilities	469	788

Stockholders’ equity:
Undesignated stock, $0.01 par value, 10,000,000 shares authorized, no shares issued and outstanding as of March 30, 2013 and December 31, 2012, respectively	—	—
Common stock, $0.01 par value, 40,000,000 shares authorized, 26,919,079 and 26,346,079 issued and outstanding as of March 30, 2013 and December 31, 2012	269	263
Additional paid-in capital	41,106	40,655
Accumulated other comprehensive loss	(1)	—
Accumulated deficit	(31,306)	(29,850)
Total stockholders’ equity	10,068	11,068
Total liabilities and stockholders’ equity	$10,537	$11,856

Kips Bay Medical, Inc.

Statements of Cash Flows (unaudited)

(Dollars in thousands)

	Three Months Ended
	March 30, 2013	March 31, 2012
Cash flows from operating activities:
Net loss	$(1,456)	$(1,271)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation expense	12	28
Stock-based compensation	181	180
Amortization of premium on short-term investments	15	30
Other	—	15
Changes in operating assets and liabilities:
Accounts receivable	(13)	13
Inventories	27	(61)
Prepaid expenses and other current assets	(180)	(144)
Accounts payable	(136)	(26)
Accrued liabilities	(183)	3
Net cash used in operating activities	(1,733)	(1,233)
Cash flows from investing activities:
Proceeds from sales and maturities of short-term investments	641	1,777
Purchases of short-term investments	(4,169)	(3,970)
Purchase of property and equipment	(2)	(5)
Net cash used in investing activities	(3,530)	(2,198)
Cash flows from financing activities:
Proceeds from sale of common stock in a public offering, net of related costs of $33	276	—
Net cash provided by financing activities	276	—
Net decrease in cash and cash equivalents	(4,987)	(3,431)
Cash and cash equivalents at beginning of period	9,403	6,211
Cash and cash equivalents at end of period	$4,416	$2,780